Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

Arcadia Biosciences Adds Kevin Comcowich to Its Board Of Directors

-- Experienced Business and Finance Leader Enhances Board Depth --

DAVIS, Calif. (November 2, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, announced today that Kevin Comcowich has been elected to its board of directors. Comcowich will serve as an independent director, as well as a member of the audit committee.

Comcowich brings extensive business and financial leadership experience and a proven track record of success in investment management and global capital market strategies to the Arcadia board. He most recently served as the chief executive officer and portfolio manager of HTX Energy Fund in Houston, Texas. He was previously the president and chief investment officer (CIO) of Sound Energy Partners and served as CIO and research analyst for Southport Energy Plus Partners fund. Comcowich received his MBA from the University of Indiana and earned his bachelor’s degree from the College of the Holy Cross.

“Kevin is uniquely qualified with an extensive background in finance and business strategy, and we are excited to welcome him to Arcadia’s board,” said Darby Shupp, chair of the board of directors.

“I am honored to join the Arcadia Biosciences board and look forward to working closely with my new colleagues,” said Comcowich. “Arcadia has a rich portfolio of opportunities, and I am excited to contribute to its future growth.”

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was recently listed in the Global Cleantech 100 and was previously named one of MIT Technology Review's 50 Smartest Companies. For more information, visit www.arcadiabio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ and affiliates’ ability to identify and isolate desired agricultural traits; the company’s and its partners’ ability to develop commercial products incorporating its traits, and complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; the company’s future capital requirements and ability to satisfy its capital needs; and the other risks set forth in the company’s filings with the Securities and Exchange Commission from time to time, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

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